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J.P. Morgan Advisory Services Inc.                                     JP Morgan
345 Park Avenue
New York, NY  10154-1002
www.morganonline.com
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News Release: Immediate


             J.P. Morgan Delivers Personalized Wealth Advice Online

                     BLUE -CHIP WALL STREET FIRM GOES .COM;

           HELPING GROWING BASE OF MILLIONAIRE INVESTORS TAKE CONTROL



NEW YORK, MARCH 13, 2000 - J.P. Morgan (JPM), the blue-chip Wall Street firm founded more than a century ago, today introduced Morgan OnLine, a new Internet service delivering the firm's trusted private client services to today's growing number of millionaire investors. The Morgan OnLine (www.morganonline.com) launch marks the first time a blue-chip Wall Street firm has delivered comprehensive, integrated wealth management services to affluent via the Internet.

     "Morgan's goal is to be the online wealth management advisor of choice for the millionaire investor," said Ramon de Oliveira, Chairman of J.P. Morgan's asset management business. "We are delivering our premier financial management advice, research, resources and tools and matching that expertise with best-in-class technology for online delivery."

     Morgan OnLine provides millionaire investors with a total, holistic view of all their financial assets, whether held at J.P. Morgan or elsewhere. This advisory relationship offers clients direct access to investment advice, tax and estate planning resources, proprietary intelligence and proven tools for analyzing and managing wealth. The service is ideally suited for today's growing base of millionaire investors who want the added control and flexibility of managing their assets online, 24/7. Sixty percent of the more than seven million households in the United States today with a total net worth of $1 million, excluding primary residence, would prefer to do all their investing with one institution, according to the Spectrem Group.

     "Owning substantial assets presents challenges for investors; many do not realize that a single decision made in one area impacts their whole financial picture. There are complex, often hidden elements involved in tax-aware investing, retirement and wealth transfer decision-making, and opportunities that can only be seen when your financial picture is viewed as a whole," said Albert Bashawaty, managing director at J.P. Morgan Advisors Inc. "What investors don't know could be costing them a great deal."


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Contact:  Wendy Schechter       Manning Selvage & Lee         212-213-7090
          Alexandra Trower      J.P. Morgan                   212-837-1453
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JP Morgan & Co. Incorporated




TOTAL WEALTH MANAGEMENT INTEGRATION

     A major advantage of Morgan OnLine is its state-of-the-art, integrated wealth management approach. "For advice to be most valuable, all aspects of the client's wealth picture -- investment holdings, liquidity needs, future goals -- must be considered simultaneously," added Mr. de Oliveira.

     Morgan OnLine allows clients to track and analyze their holdings, set and reach multiple goals simultaneously based on life stages and events, and follow actionable advice based on firmwide recommendations. Clients of the new service also receive access to the firm's national network of tax and estate planning specialists, proprietary J.P. Morgan research, alerts, events and other investment resources. Core features include:

     O ADVICE -- helps clients formulate and follow short- and long-term wealth management strategies. Includes access to proprietary models, expert systems, and educational content.

     O PORTFOLIO -- gives clients a clear and complete picture of all of their assets including those held with other providers. Clients have the option of consolidated or account specific "views" and a detailed holdings report which enables them to track each security in their portfolio.

     O BROKERAGE -- provides full-service brokerage capabilities, as well as access to the best of J.P. Morgan's products, including IPOs and a wide array of third party products. For the clients' convenience, all J.P. Morgan brokerage transactions are tracked and reflected throughout the site.

     O RESEARCH -- direct access to J.P. Morgan's renowned global economic, sector and security global research. In addition, clients can get information directly relevant to their goals and portfolio via email alerts and other online notices. Research and information "views" can also be customized online based on the individual client's needs.

     O COMMUNITY -- offers access to J.P. Morgan's national network of tax, estate and insurance specialists. Through community, clients have access to J.P. Morgan proprietary educational events. The calendar tool provides clients with alerts about economic and corporate events specifically related to their portfolios.

     The annual service fee for Morgan Online is $2,500, which includes 24 stock trades commission-free. To initiate the relationship, $10,000 in cash and securities must be transferred to establish a J.P. Morgan account.



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JP Morgan & Co. Incorporated



ABOUT THE FIRM

     J.P. Morgan is a global financial firm that has built an international reputation for excellence in serving the needs of corporations, governments, institutions and individuals. J.P. Morgan manages $350 billion in assets for defined benefit and defined contribution plans, proprietary mutual funds, third party mutual funds, and high net worth individuals. The firm has U.S. private banking offices in New York, Philadelphia, Palm Beach, Dallas, San Francisco, Los Angeles, Silicon Valley, Chicago, Washington D.C., and Wilmington, Delaware and will be expanding into 10 new cities in 2000.



Services may be provided by Morgan Trust Company of New York or J.P. Morgan FSB, members FDIC. Brokerage and investment services are provided by non-bank affiliates: J.P.Morgan Advisors Inc., J.P. Morgan Advisory Services Inc. or J.P.Morgan Securities., members SIPC. Investments are not FDIC insured, are not guaranteed by a bank and may decline in value, including loss of principal.




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